Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Angeion Corporation:

          We consent to the incorporation by reference in the Registration Statements (Nos. 333-102168, 333-102171, 333-105387, 333-130940, 333-145653 and 333-152015) on Form S-8 of Angeion Corporation of our report dated January 28, 2008, with respect to the consolidated balance sheet of Angeion Corporation and subsidiaries as of October 31, 2007, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the year ended October 31, 2007, which report appears in this Annual Report on Form 10-K of Angeion Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
January 23, 2009